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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 30, 2004

                        SOURCE INTERLINK COMPANIES, INC.
             (Exact name of registrant as specified in this charter)

              Missouri                   1-13437            43-17110906
    (State or other jurisdiction       (Commission         (IRS Employer
          of incorporation)            File Number)      Identification No.)

             27500 Riverview Center Blvd., Bonita Springs, FL 34134
              (Address of Principal Executive Offices and Zip Code)

       Registrant's Telephone Number, including area code: (239) 949-4450

                                 Not applicable
          (Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

      On August 30, 2004, Source Interlink Companies, Inc. (the "COMPANY") entered into that certain Joinder Agreement and First Amendment to Loan Agreement (the "FIRST AMENDMENT") dated as of July 1, 2004, by and among the Company (as the administrative borrower on behalf of certain of the Company's subsidiaries named therein), certain of the Company's subsidiaries (as borrowers and/or guarantors), Primary Source, Inc. ("PRIMARY SOURCE") and Wells Fargo Foothill, Inc. (as arranger and administrative agent for each of the lenders named therein) (the "AGENT"). The First Amendment amended that certain Loan Agreement (the "LOAN AGREEMENT") dated as of October 30, 2003, by and among the Company, certain of its subsidiaries named therein, the Agent and the lenders named therein.

      The parties entered into the First Amendment to, among other things, add Primary Source as a borrower under the Loan Agreement. Primary Source is a Delaware corporation and wholly owned subsidiary of The Interlink Companies, Inc., which in turn is a Delaware corporation and wholly owned subsidiary of the Company. Material terms of the First Amendment include the following:

      - Joinder of Primary Source as a Borrower, a Loan Party and an Eligible Loan Party under and as defined in the Loan Agreement and joinder of Primary Source as a party to certain other loan documents.

      - Reduction of the maximum revolving credit commitment under the Loan Agreement from $45 million to $40 million.

      - Acknowledgement by the lenders of payment in full of the original term loan under the Loan Agreement in the principal amount of $5 million.

      - Agreement by the lenders to make a new term loan to the borrowers in the principal amount of $10 million. The new term loan is payable in consecutive quarterly installments beginning October 1, 2004 and continuing on the first day of each quarter thereafter, in amounts equal to: $250,000 for each calendar quarter ending on or prior to September 30, 2005; $350,000 for each calendar quarter in the 12 month period ending on September 30, 2006; $500,000 for each calendar quarter in the 12 month period ending on September 30, 2007; $650,000 for each calendar quarter in the 12 month period ending on September 30, 2008; and $750,000 for each calendar quarter ending after September 30, 2008. Absent default, the new term loan bears interest at the prime rate plus 2.0%. The proceeds of the new term loan were used to pay down amounts outstanding under the revolving credit portion of the Loan Agreement.

      - Extension of the maturity date under the Loan Agreement from October 30, 2006 to October 30, 2009.

      - Modification of certain financial covenants and reporting requirements.

      - Permission for parties to update certain schedules to the Loan Agreement and certain other loan documents.

      - Provision for the grant by Primary Source under certain loan documents of a lien on all of its

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            now owned or hereafter acquired assets in favor of the Agent as collateral security for obligations under the Loan Agreement and certain other loan documents.

      - Provision for a pledge by The Interlink Companies, Inc. (as a guarantor under the Loan Agreement) of all of the outstanding shares of common stock, par value $0.10 per share, of Primary Source, its wholly owned subsidiary, in favor of the Agent as collateral security for obligation under the Loan Agreement and certain other loan documents.

      -     Amendment of certain other terms and conditions of the Loan
            Agreement.

      The Loan Agreement, as amended by the First Amendment, continues to provide for (i) the guaranty by certain of the Company's subsidiaries, (ii) customary events of default which could result in an acceleration of all amounts payable thereunder and (iii) additional customary mandatory prepayment provisions in certain circumstances and under certain conditions.

      A copy of the First Amendment is filed as Exhibit 10.44.1 to this report and is incorporated herein by reference. A copy of the Loan Agreement was filed as Exhibit 10.44 to the Company's Current Report on Form 8-K filed with the Commission on November 5, 2003, and is incorporated herein by reference. The descriptions of the transactions contained in this report are qualified in their entirety by reference to such exhibits.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

      The information provided in Item 1.01 above is incorporated herein by reference.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits

10.44.1 Joinder Agreement and First Amendment to Loan Agreement dated as of July 1, 2004, by and among Source Interlink Companies, Inc., certain of its direct and indirect subsidiaries, Primary Source, Inc., and Wells Fargo Foothill, Inc., as arranger and administrative agent

                                      - 2 -
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 2, 2004

                                SOURCE INTERLINK COMPANIES, INC.

                                By:  /s/ Marc Fierman
                                    -------------------------------------------
                                     Marc Fierman
                                     Vice President and Chief Financial Officer

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                                  EXHIBIT INDEX

10.44.1 Joinder Agreement and First Amendment to Loan Agreement dated as of July 1, 2004, by and among Source Interlink Companies, Inc., its subsidiaries, Primary Source, Inc., and Wells Fargo Foothill, Inc., as arranger and administrative agent